Exhibit (p)(3)

Proprietary and Confidential

KELLY STRATEGIC MANAGEMENT, LLC

CODE OF ETHICS

June 2023

KELLY STRATEGIC MANAGEMENT, LLC

Code of Ethics

Table of Contents

Contents

1.	Background	2

2.	Definitions	2

3.	General Standards & Guiding Principals	4

4.	Personal Trading Policy	5

5.	Insider Trading Policy	10

6.	Selective Disclosure	11

7.	Diversion of Firm Business or Investment Opportunity	12

8.	Dealings with Government & Industry Regulators	12

9.	Political Contributions & Public Office	12

10.	Gifts & Entertainment	12

11.	Service on a Board of Directors/Outside Business Activity	13

12.	Employee Acknowledgement	14

Kelly Strategic Management, LLC

Code of Ethics

1.	Background

Kelly Strategic Management, LLC (“Kelly” or “Firm”) has established a Code of Ethics (the “Code”) requiring compliance with all applicable regulations under the Advisers Act, the Investment Company Act, and Federal Securities Law by all employees, officers, and other Access Persons of Kelly. Compliance with the Code is a condition of employment, and Employees are expected to abide by the spirit of the Code and that technical compliance alone may not be sufficient.

This Code is designed to meet current regulatory obligations and ensure the proper compliance framework to support organizational growth. This Code is written to apply to all future Kelly employees, directors and officers, unless otherwise noted in particular sections. Each person subject to the Code must acknowledge that he or she has received, read, and agrees to be bound by the Code. Any questions with respect to this Code should be directed to Kelly’s Chief Compliance Officer (CCO), John Blue.

Employees must promptly report any violations of the Code to the CCO. All reported Code violations will be treated confidentially and will be free from retaliation.

The Code is drafted broadly; it will be applied and interpreted in a similar manner. You may be uncertain about the application of the Code in a particular circumstance. Kelly encourages each employee to raise questions regarding compliance.

The CCO has hired an outside consultant, PINE Advisor Solutions, LLC (“PINE”, aka “Compliance Designee”), to assist with her duties as the CCO. While the CCO will maintain ultimate responsibility for periodically reviewing, testing, updating and effectively communicating to employees the Code and other policies and procedures of Kelly, he may delegate some of these duties to the Compliance Designee. The CCO will also delegate certain tasks to the Compliance Designee to avoid any potential or perceived conflict of interests.

The CCO will consult with the Compliance Designee on the interpretation and application of Kelly’s policies and procedures and will handle many of the day-to-day compliance matters. The CCO and Compliance Designee, will recommend any updates or amendments to the Code or other policies and procedures that the CCO deems necessary.

2.	Definitions

The following defined terms are used throughout this Code:

“Access Person” - An Access Person is an Employee/Supervised person who has access to Non-Public Information regarding any Client’s trading, who is involved in making securities recommendations to clients, who have access to non-public securities recommendations or has been designated an Access Person by the CCO. For clarity, all Employees of Kelly are Access Persons.

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“Advisers Act” - Investment Advisers Act of 1940.

“Automatic Investment Plan” - A program in which regular periodic purchases (or withdrawals) are made automatically in (or from) investment accounts in accordance with a predetermined schedule and allocation. An automatic investment plan includes a dividend reinvestment plan.

“Beneficial Ownership” - As set forth under Rule 16a-1(a)(2), determines whether a person is subject to the provision of Section 16 of the 34 Act, and the rules and regulations thereunder, which generally encompasses those situations in which the beneficial owner has the right to enjoy some direct or indirect “pecuniary interest” (i.e., some economic benefit) from the ownership of a security. This may also include securities held by members of an employee’s immediate family or related parties sharing the same household; provided, however, this presumption may be rebutted. The term immediate family includes but is not limited to any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, mother-in-law, father -in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law and includes adoptive relationships. Any report of beneficial ownership required thereunder shall not be construed as an admission that the person making the report has any direct or indirect beneficial ownership in the securities to which the report relates.

“Chief Compliance Officer” or “CCO” - shall mean the individual, designated by Kelly, as responsible for administering the Compliance Program. John Blue is Kelly’s Chief Compliance Officer. John Blue is supported by PINE Advisor Solutions as a Compliance Designee. PINE will provide regulatory assistance to the CCO and will assist Kelly in addressing any actual or perceived conflicts of interests due to personal or professional relationships with any Employees of Kelly.

“Client” - Kelly’s registered investment companies under Kelly Strategic ETF Trust; (each a “Fund” and together the “Funds”).

“Conflict of Interest” - a scenario where an employee or Kelly has an actual or the appearance of an incentive to serve one interest at the expense of another interest or obligation. Examples include serving the interest of the company over that of a client or serving the interest of one client over other clients, or an employee or group of employees serving their own interest over those of investors or our clients.

“Employees” - All current [and future] officers, directors, and employees of Kelly.

“Federal Securities Laws” - Means the 33 Act, 34 Act, the Sarbanes-Oxley Act of 2002, IC Act, Advisers Act, Title V of the Gramm-Leach-Bliley Act, any rules adopted by the Commission under any of these statutes, the Bank Secrecy Act as it applies to funds and investment advisers, and any rules adopted thereunder by the Commission or the Department of the Treasury.

“Front-Running” - A practice generally understood to be investment advisory personnel personally trading ahead of a pending trade for client accounts.

“Investors” - Shareholders in a Fund(s) under the Kelly Strategic ETF Trust.

“IPO” - An “Initial public offering” is an offering of securities registered under the 33 Act, the issuer of which, immediately before the registration, was not subject to the reporting requirements of section 13 or 15(d) of the 34 Act.

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“Insider Trading” - Although not defined in securities laws, insider trading is generally thought to be described as trading either personally or on behalf of others on the basis of material non-public information or communicating material non-public information to others in violation of the law.

“Limited Offering” - An offering that is exempt from registration under the 33 Act pursuant to section 4(2) or section 4(6) or pursuant to Rules 504, 505, or 506 of Regulation D.

“Market Timing” - (short-term trading) in shares of Mutual Funds.

“Material Information” - Information that a reasonable investor would consider important in making his or her investment decisions, or information that is reasonably certain to have a substantial effect on the price of a company’s securities.

“MyComplianceOffice (“MCO”)” - On-line compliance management application used to manage employee disclosures, employee personal trading, and certain reporting requirements. MCO can be accessed at https://www.mycomplianceoffice.com.

“Non-Public Information” - Information that has not been available to the investing public.

“Scalping” - A practice generally understood to be investment advisory personnel personally benefiting from small gains in short-term personal trades in securities being traded in advisory accounts.

“Security” - Means any note, stock, treasury stock, security future, bond, debenture, evidence of indebtedness, certificate of interest or participation in any profit-sharing agreement, collateral-trust certificate, preorganization certificate or subscription, transferable share, investment contract, voting-trust certificate, certificate of deposit for a security, fractional undivided interest in oil, gas, or other mineral rights, any put, call, straddle, option, or privilege on any security (including a certificate of deposit) or on any group or index of securities (including any interest therein or based on the value thereof), or any put, call, straddle, option, or privilege entered into on a national securities exchange relating to foreign currency, or, in general, any interest or instrument commonly known as a “security”, or any certificate of interest or participation in, temporary or interim certificate for, receipt for, guaranty of, or warrant or right to subscribe to or purchase any of the foregoing.

“Supervised Person” - Any partner, officer, director [current or future] (or other person occupying a similar status or performing similar functions), or employee of Kelly, or another person who provides investment advice on behalf of Kelly and is subject to Kelly supervision and control. For clarity, all Employees of Kelly are deemed Supervised Persons.

3.	General Standards & Guiding Principals

The Code is predicated on the principle that Kelly owes a fiduciary duty to its Clients. Accordingly, all employees must avoid activities, interests, and relationships that run contrary (or appear to run contrary) to the best interests of clients. All employees will act with competence, dignity, and integrity, in an ethical manner, when dealing with clients, the public, prospects, third-party service providers and fellow employees.

At all times, Kelly will:

●	Place Client and Investors interests ahead of Kelly – Kelly will serve in its clients’ best interests. In other words, employees may not benefit at the expense of an advisory client. This concept is particularly relevant when employees are making personal investments in securities traded by advisory clients.

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●	Engage in personal investing that is in full compliance with Kelly Code of Ethics – employees must review and abide by Kelly’s Personal Securities Transaction and Insider Trading Policies.

●	Avoid taking advantage of your position – employees must not accept investment opportunities, gifts or other gratuities from individuals seeking to conduct business with Kelly, or on behalf of an advisory client, unless in compliance with the Gift Policy below.

●	Maintain full compliance with the Federal Securities Laws – employees must abide by the standards set forth in Rule 204A-1 under the Advisers Act and Rule 17j-1 under the IC Act.

●	Act with integrity, competence, diligence, respect, and in an ethical manner – with the public, clients, prospective clients, employers, employees, colleagues in the investment profession, and other participants in the global capital markets.

Risks

In developing this Code, Kelly considered the below material risks associated with administering the Code.

●	Access Person engages in various personal trading practices that wrongly make use of Non-Public Information resulting in harm to clients or unjust enrichment to access persons. (These practices include trading ahead of clients and passing Non-Public Information on to spouses and other persons over whose accounts the access person has control.)

●	Access Persons are able to cherry-pick clients’ trades and systematically move profitable trades to a personal account and let less profitable trades remain in clients’ accounts

●	One or more employees engage in an excessive volume of personal trading that detracts from their ability to perform services for clients

●	Employees take advantage of their position by accepting excessive gifts or other gratuities (including access to IPO investments or early-stage investments) from individuals seeking to do business with Kelly

●	The personal trading of employees does not comply with certain provisions of Rule 204A-1 under the Advisers Act

●	Access Persons are not aware of what constitutes insider information

●	Employees serve as trustees and/or directors of outside organizations. (This could present conflict in a number of ways; for example, if Kelly wants to recommend the organization for investment or if the organization is one of its service providers.)

●	Addressing any actual or perceived conflicts of interests due to personal or professional relationships with any Employees of Kelly.

4.	Personal Trading Policy

Employees may not purchase or sell any security in which the employee has beneficial ownership unless the transaction occurs in an exempted security, or the employee has complied with the applicable pre-clearance and disclosure policies set forth within this section.

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MyComplianceOffice

Kelly utilizes MyComplianceOffice “MCO” to manage employee disclosures, employee personal trading, and other reporting requirements. MCO is an automated, cloud-based technology providing employee-monitoring tasks—including personal trade monitoring, management of affirmations, disclosures, and compliance activities.

All related reporting and approval forms are located on the MCO portal. Employees may access the portal by going to: www.mycomplianceoffice.com.

General Prohibitions

●	Employees may not profit, or cause others to profit, based on their knowledge of completed or contemplated client transactions

●	Employees may not engage in fraudulent conduct in connection with the trading of securities in a client account

●	Employees may not personally benefit by causing a Client to act, or fail to act, in making investment decisions

●	Employees are prohibited from conducting personal trades with an individual trader who also trades securities on behalf of Kelly and our Clients

●	Employees may not purchase securities in an Initial Public Offering (IPO) or Private Transaction without approval from the CCO along with a third-party review from the Compliance Designee

Beneficial Ownership

Employees are the beneficial owner of any account in which you have a direct or indirect financial interest.

This generally includes accounts held in the name of employees:

●	Spouse or equivalent domestic partner

●	Minor children

●	A relative sharing their home to whom they provide financial support

●	Trusts for which they are a beneficiary

Reporting

In order to provide Kelly with information to enable it to determine with reasonable assurance any indications of Insider Trading, Scalping, Front-Running or Conflict of Interest with the trading by Kelly Clients, each employee shall provide all transactions in Reportable Securities in which the person has, or by reason of such transaction acquires, any direct or indirect Beneficial Ownership except for exempt transactions.

Reportable Securities

Reportable Securities include all Securities, whether publicly or privately traded, and any derivative thereof. Listed below are commonly traded securities considered Reportable Securities under the Code.

●	Any ETF(s) in the Kelly Strategic ETF Trust

●	Stocks

●	Corporate Bonds

●	Municipal Bonds

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●	REITs

●	Private Placements

●	Hedge Funds

●	Closed-end funds

●	UIT ETF Securities

Exempt Securities

Employees are required to provide initial and periodic reports (See Reporting section below) in any security (i.e., a Reportable Security), except for the following:

●	Open End ETF Securities (not including Kelly ETFs)

●	Shares issued by open-end funds other than mutual funds sub-advised by Kelly

●	Direct obligations of the Government of the United States

●	Bankers’ acceptances, bank certificates of deposit, commercial paper and high-quality short-term debt instruments, including repurchase agreements

●	Shares issued by money market funds

●	Interests in 529 college savings plans

●	Shares issued by unit investment trusts that are invested exclusively in one or more open-end funds, none of which are Kelly Funds

Commodities, futures, and options traded on a commodities exchange, including currency futures are not considered securities. However, any derivative on any Reportable Security shall be considered a Reportable Security.

Pre-Clearance Procedures

Access Persons must receive preclearance for any IPO or Private Transaction.

Access Persons must receive approval for an IPO or Private Transaction from the CCO or the Compliance Designee by submitting a trading request in MCO under the “Pre-clearance Approval” section.

Initially, Employee pre-clearance requests will be reviewed by the CCO and the Compliance Designee to address any actual or perceived Conflicts of Interest.

Blackout Period

Access Persons are prohibited from trading any security held in a Kelly ETF one day before and the day of any Kelly ETF rebalancing.

Excessive Trading

Kelly, with the assistance of the Compliance Designee, will review each Access Person’s personal accounts for suspicious trading activity including concerning trends as it relates to Reportable Securities, with a heightened review of any security in a Kelly ETF.

The Compliance Designee will review the personal trading of all Access Persons to address any actual or perceived conflict of interests.

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Initial and Annual Holdings Reports

All new Employees are required to report Reportable Securities holdings and brokerage accounts no later than 10 days after the commencement of their employment. All brokerage accounts must be entered into MCO and appropriately authenticated. Duplicate brokerage statements or data feeds into MCO may serve this purpose unless determined otherwise by the CCO. The initial holdings report must not be more than 45 days prior to the date the person becomes subject to the Code.

Existing Employees are required to provide a complete list of Reportable Securities on an annual basis. Duplicate brokerage statements or data feeds into MCO may serve this purpose unless determined otherwise by the CCO.

Each holdings report (both the initial and annual) must contain, at a minimum: (a) the title and type of security, and as applicable the exchange ticker symbol or CUSIP number, number of shares, and principal amount of each Reportable Security in which the Employee has any direct or indirect beneficial ownership; (b) the name of any broker, dealer or bank with which the employee maintains an account in which any securities are held for the employee’s direct or indirect benefit; and (c) the date the employee submits the report. In the event the employee submits brokerage or custodial statements or data feeds into MCO to satisfy the initial and/or annual holdings report requirement, the employee must be certain that such statements include the information listed above.

All accounts for which an employee does not have any direct or indirect influence or control over must be reported as an account within MCO and the Employee must acknowledge they do not maintain discretion or control. Annually, employees will be required to review and confirm which accounts they do not maintain direct or indirect influence or control over.

Quarterly Transaction Reports

Employees shall be required to establish a direct data link through MCO. Employees may also be required to instruct their broker-dealers to send to Kelly duplicate broker trade confirmations and/or account statements. If an employee’s trades do not occur through a broker-dealer (i.e., purchase of a private investment fund) or an electronic feed is not available, such transactions shall be reported separately on the quarterly personal securities transaction report found in MCO. The quarterly transaction reports shall contain at least the following information for each transaction in a Reportable Security in which the employee had, or as a result of the transaction acquired, any direct or indirect beneficial ownership: (a) the date of the transaction, the title, and as applicable the exchange ticker symbol or CUSIP number, the interest rate and maturity date (if applicable), the number of shares and the principal amount of each Reportable Security involved; (b) the nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition); (c) the price of the Reportable Security at which the transaction was effected; (d) the name of the broker, dealer or bank with or through which the transaction was effected; and (e) the date that the report is submitted.

Employees shall also report on a quarterly basis, not later than 30 days after the end of the calendar quarter, the name of any new account established by the employee during the quarter in which any Reportable Securities were held during the quarter for the direct or indirect benefit of the employee, the date the account was established, and the date the report was submitted.

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Any report of beneficial ownership required thereunder shall not be construed as an admission that the person making the report has any direct or indirect beneficial ownership in the Reportable Securities to which the report relates.

Exceptions from Reporting and Pre-Clearance Requirements

The trading restrictions on Reportable Securities do not apply to any investment vehicle for which an employee has no direct or indirect influence or control. These accounts will still need to be disclosed, but transactions are exempt from the reporting requirements.

An employee is not required to submit:

●	A transaction or initial and annual holdings report through MCO with respect to securities held in accounts over which the employee has no direct or indirect influence or control (i.e., any transactions occurring in an account that is managed on a fully discretionary basis by an unaffiliated money manager and over which such employee has no direct or indirect influence or control)

●	A transaction report through MCO with respect to transactions effected pursuant to an Automatic Investment Plan (holdings reconciliation should take place during the annual Holdings Disclosure)

●	Pre-clearance requests for transactions in Exchange Traded Funds (“ETFs”), Exchange Traded Notes (“ETNs”), Unit Investment Trust (“UIT”) as well as any related options. Transactions in open-end ETF’s and ETN’s are required to be disclosed on a quarterly basis

Trading and Review

Kelly strictly forbids Employees from (“Front-Running”) client accounts, which is a practice generally understood to be Employees personally trading ahead of a pending Client transaction. The CCO, or Designee, will monitor Employees’ investment patterns to detect these abuses.

Employee trading activity will be reviewed by the Compliance Designee against the firms’ trading activity to identify any abuses. In addition, Kelly may question, though does not prohibit, trading activity reported by Employees’ in a security held for by a Kelly Fund.

The reason for the post-transaction review process is to ensure that Kelly has developed procedures to supervise the activities of its associated persons and to ensure Employees are not benefiting from their employment at Kelly. The comparison of Employee trades to those of Clients will identify potential conflicts of interest or the appearance of a potential conflict. Initially, all Access Persons trades will be reviewed by the Compliance Designee to address any actual or perceived conflict of interests.

If it is discovered that an Employee is personally trading contrary to the policies set forth above, the Employee shall meet with the CCO to review the facts surrounding the transaction(s). If the Compliance Designee has concerns regarding an Employee’s activity, they will notify Kelly’s CCO, and may notify Kelly’s ETF Trust CCO if deemed appropriate.

Employees are strictly prohibited from market timing (short-term trading) in shares of any ETFs, including any ETF within the Kelly Trust. Any ETF managed by Kelly is a Reportable Security and Employees must disclose all transactions of any ETF managed by Kelly.

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Reporting Violations and Remedial Actions

Kelly takes the potential for conflicts of interest caused by personal investing very seriously. As such, all Employees are required to promptly report any violations of the Code of Ethics to the CCO and to the Compliance Designee, and to fully cooperate with all investigations. Any reported violations will be treated confidentially and will be free from retaliation.

Kelly is aware of the potential matters that may arise as a result of this requirement and shall take action against any employee that seeks retaliation against another for reporting violations of the Code of Ethics.

If any violation of our Personal Trading Policy is determined to have occurred, the CCO may impose sanctions and take such other actions as they deem appropriate, including, without limitation, requiring that the trades in question be reversed, requiring the disgorgement of profits or gifts, disgorgement of profits in excess of the execution price received by the client, issuing a letter of caution or warning, issuing a suspension of personal trading rights or suspension of employment (with or without compensation), imposing a fine, making a civil referral to the SEC, making a criminal referral, and/or terminating employment for cause or any combination of the foregoing. All sanctions and other actions taken shall be in accordance with applicable employment laws and regulations. Any profits or gifts forfeited shall be paid to the applicable client(s), if any, or given to a charity, as the CCO shall determine is appropriate. The Compliance Designee shall notify the Fund CCO as it relates to any violations, or perceived violations, that have occurred related to Access Persons personal trading accounts in order to address any actual or perceived conflicts of interests.

5.	Insider Trading Policy

Section 204A of the Advisers Act requires every investment adviser to establish, maintain, and enforce written policies and procedures reasonably designed, taking into consideration the nature of such investment adviser’s business, to prevent the misuse of material, Non-Public Information by such investment adviser or any person associated with such investment adviser.

This policy covers all Employees, as well as any transactions in any securities, participated in by family members, trusts or corporations directly or indirectly controlled by such persons. In addition, the policy applies to transactions engaged in by corporations in which the Employee is an officer, director or 10% or greater stockholder and a partnership of which the Employee is a partner unless the Employee has no direct or indirect control over the partnership.

Material Information

Individuals may not be held liable for trading on inside information unless the information is Material Information. Advance knowledge of the following types of information would be included as Material Information:

●	Dividend or earnings announcements

●	Write-downs or write-offs of assets

●	Additions to reserves for bad debts or contingent liabilities

●	Expansion or curtailment of company or major division operations

●	Merger, joint venture announcements

●	New product/service announcements

●	Discovery or research developments

●	Criminal, civil and government investigations and indictments

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●	Pending labor disputes

●	Debt service or liquidity problems

●	Bankruptcy or insolvency problems

●	Tender offers, stock repurchase plans, etc.

●	Recapitalization

Information provided by a company could be material because of its expected effect on a particular class of a company’s securities, all of the company’s securities, the securities of another company, or the securities of several companies. The misuse of material Non-Public Information applies to all types of securities, including equity, debt, commercial paper, government securities, and options.

Material information does not have to relate to a company’s business. For example, material information about the contents of an upcoming newspaper column may affect the price of a security, and therefore be considered material.

Non-Public Information

In order for issues concerning Insider Trading to arise, information must not only be material but also Non-Public. Once material, Non-Public Information has been effectively distributed to the investing public, it is no longer classified as material, Non-Public Information. However, the distribution of Non-Public Information must occur through commonly recognized channels for the classification to change. In addition, the information must not only be publicly disclosed, but there must also be adequate time for the public to receive and digest the information. Lastly, Non-Public Information does not change to public information solely by selective dissemination.

Employees must be aware that even where there is no expectation of confidentiality, a person may become an insider upon receiving material, Non-Public Information. Whether the “tip” made to the Employee makes him/her a “tippee” depends on whether the corporate insider expects to benefit personally, either directly or indirectly, from the disclosure.

The “benefit” is not limited to a present or future monetary gain; it could be a reputational benefit or an expectation of a quid pro quo from the recipient by a gift of the information. Employees may also become insiders or tippees if they obtain material, Non-Public Information by happenstance, at social gatherings, by overhearing conversations, etc.

6.	Selective Disclosure

Employees must never disclose proposed/pending trades to any client or another individual/entity outside of Kelly. Additionally, Employees must be careful when disclosing the composition of Clients’ portfolios without obtaining consent from the CCO. Federal Securities Laws may specifically prohibit the dissemination of such information and doing so may be construed as a violation of Kelly’ fiduciary duty to clients. Selectively disclosing the portfolio holdings of a client’s portfolio to certain Investors/outside parties may also be viewed as Kelly engaging in a practice of favoritism. Including information regarding clients’ portfolio holdings in marketing materials and our website is subject to the CCO’s approval in accordance with our Marketing policy and procedures. All inquiries that are received by Employees to disclose portfolio holdings must be immediately reported to the CCO. In determining whether or not to approve the dissemination of holdings information, the CCO will consider, among other things, how current the holdings information is and the Kelly Trust disclosure policy.

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7.	Diversion of Firm Business or Investment Opportunity

No Employee may use Kelly’s property or information for personal gain. No Employee may receive personal gain or profit from, any business opportunity that comes to his or her attention as a result of his or her association with Kelly and where he or she knows Kelly participated or has an interest, without disclosing in writing all necessary facts to the CCO, and obtaining written authorization to participate from the CCO.

8.	Dealings with Government & Industry Regulators

Kelly’s policy forbids payments of any kind by it, its Employees or any agent or other intermediary to any government official, self-regulatory official, corporation or other similar person or entity, within the United States or abroad, for the purpose of obtaining or retaining business, or for the purpose of influencing favorable consideration of any application for a business activity or other matter. This policy covers all types of payments, even to minor government officials and industry regulators, regardless of whether the payment would be considered legal under the circumstances. This policy encourages Employees to avoid even the appearance of impropriety in their dealings with industry and government regulators and officials.

It is expected and required that all Employees fulfill their personal obligations to governmental and regulatory bodies. Those obligations include the filing of appropriate federal, state and local tax returns, as well as the filing of any applicable forms or reports required by regulatory bodies.

9.	Political Contributions & Public Office

No Employee may make any political contribution or hold any public office without approval from Kelly. Employees must report their intent to make any contribution by submitting a “political contribution” entry in MCO.

10.	Gifts & Entertainment

Employees’ Receipt of Business Meals, Sporting Events and Other Entertainment

Employees may attend business meals, sporting events and other entertainment events at the expense of a giver, as long as the expense is reasonable, not lavish or extravagant in nature and the Employee is accompanied by the giver. An Employee should discuss with the CCO, legal counsel, or the Compliance Designee if they have any concerns if the entertainment could be considered lavish or extravagant in nature.

Employees’ Receipt of Gifts

Employees must report their acceptance of any gift over $500.00 (either one single gift, or in aggregate on an annual basis) to the CCO by submitting a gift receipt in MCO. Reasonable gifts received on behalf of the Firm shall not require reporting. Examples of reasonable gifts include holiday gift baskets and lunches brought to the offices by service providers. Employees are prohibited from receiving cash or cash equivalents. It may be required to return any gift in excess of $500 if the CCO or Compliance Designee determine a conflict, or perceived conflict exists.

Employees’ Giving of Gifts

Kelly and its Employees are prohibited from giving gifts that may be deemed as excessive. Employees obtain approval for all gifts in excess of $500.00. Employees are prohibited from giving cash or cash equivalents. While all gifts must be approved in excess of $500, Employees must use their best judgment if the gift could be perceived as a conflict and must consult with the CCO or Compliance Designee with any concerns.

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Travel Expenses

Employees may charge normal and reasonable travel and travel-related expenses incurred for a Kelly business purpose. Such expenses may include meals and incidentals, travel costs (air, train, etc.), lodging expenses, business phone calls, and other miscellaneous travel-related expenses. When incurring such expenses, Employees must use reasonable judgment and generally be aware of escalating travel costs. While Kelly has not prescribed limits on such expenses, Kelly may reiterate its policy with Employees as necessary.

Kelly will pay for all travel expenses (airline, hotel, meals, and incidentals) related to Employees’ attendance at conferences, company visits, etc. In the event that any such expenses are included as part of the event, Employees shall report the approximate value of such expense to the CCO. The CCO will evaluate such covered expenses to determine whether reasonable and appropriate. Kelly has adopted this policy in order to monitor any potential conflicts of interest associated with our relationships with outside service providers.

11. Service on a Board of Directors/Outside Business Activity

Employees may, under certain circumstances, be granted permission to serve as directors, trustees or officers of outside organizations. Employees are prohibited from engaging in such outside activities without prior written approval from the CCO.

●	Employees are to avoid any business activity, outside employment or professional service that competes with Kelly or conflicts with the interests of Kelly or its clients

●	An Employee is required to obtain the approval from the CCO before becoming a director, officer, partner or sole proprietor of a “for-profit” organization. The request for approval should disclose the name of the organization, the nature of the business, whether any conflicts of interest could reasonably result from the association, whether fees, income or other compensation will be earned and whether there are any relationships between the organization and Kelly

●	Employees may not accept any personal fiduciary appointments such as administrator, executor or trustee other than those arising from family or other close personal relationships

●	Employees may not use Kelly resources, including computers, software, proprietary information, letterhead, and other property in connection with any employment or other activity outside Kelly

●	Employees must disclose to the CCO a Conflict of Interest or the appearance of a conflict with Kelly or clients and discuss how to control the risk

Initially, and on at least an annual basis Employees may be asked to disclose all outside affiliations. Any director/trustee positions with public companies or companies likely to become public are prohibited without the prior written approval of the CCO.

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12. Employee Acknowledgement

All Employees are required to complete the Code of Ethics Acknowledgement via MCO, both initially upon the commencement of your employment with Kelly and annually thereafter, to acknowledge and certify that you have read, understand and shall comply, or have complied with, the policies and procedures as set forth in the Code of Ethics. In addition, all Employees must be aware of and comply with the following undertakings:

●	Be thoroughly familiar with the policies and procedures set forth in this Code of Ethics

●	Upon the request of the CCO, provide initial and annual written certification that you have read and understand, and will comply with, the policies and procedures set forth in this Code of Ethics and any other compliance materials distributed to you by the CCO

●	Notify the CCO promptly in the event you have any reason to believe that you may have failed to comply with (or become aware of another person’s failure to comply with) the policies and procedures set forth in this Code of Ethics

●	Notify the CCO promptly if you become aware of any practice that arguably involves Kelly in a Conflict of Interest with any of its advisory accounts including unregistered investment funds

●	Cooperate to the fullest extent reasonably requested by the CCO so as to enable: (i) the CCO to discharge their respective duties under the Code of Ethics and (ii) Kelly to comply with the securities laws to which it is subject

●	Notify the CCO promptly if you become aware of any part of any disclosure document that you believe may be inaccurate, incomplete or out of date in any respect

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